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Exhibit 10.8

AMENDMENT TO EMPLOYMENT AGREEMENT

        THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is made this 26 day of October 2001 by and between Medical Advisory Systems, Inc., a Delaware corporation having its principle office at 18050 Southern Maryland Boulevard, Owings, MD 20736 (the "Company") and Ronald W. Pickett, an individual and resident of the state of North Carolina (the "Executive").

        WHEREAS, the Executive is employed by the Company pursuant to a November 1, 1998 Executive Employment Agreement (the "Employment Agreement"); and

        WHEREAS, the Executive and the Company previously have amended the Employment Agreement orally; and

        WHEREAS, the Executive and the Company now desire further to amend the Employment Agreement as set forth herein and to reflect in writing the prior oral amendments to the Employment Agreement.

        NOW, THEREFORE in consideration of the premises and the mutual promises herein, the parties agree as follows:

          1.    Unless otherwise defined herein, capitalized terms shall have the same meaning as in the Employment Agreement.

          2.    Paragraph Two of the Employment Agreement is amended and superceded in its entirety as follows:

            2.    Term.    This Agreement shall begin November 1, 1998 and shall continue until October 31, 2006. Thereafter, this Agreement shall renew automatically from Employment Year to Employment Year, subject to the right of either party to terminate this Agreement as of the end of an Employment Year subsequent to the 2006 Employment Year, upon one hundred eighty (180) days' prior written notice to the other party. An "Employment Year" begins November 1 and ends the following October 31.

          3.    The Executive's salary for the 2001-2006 Employment Years under the Employment Agreement shall be at the rate of $180,000 per annum. The Executive's salary shall be paid in bi-weekly payments in accordance with the Company's policies in effect from time to time. The Executive's salary for each Employment Year may be adjusted upward pursuant to the discretion of the Company's Board of Directors, but shall not be less than $180,000 per annum. There shall be deducted from the actual annual compensation paid to the Executive such sums as may be required to be deducted or withheld under the provisions of law, such as Social Security payments, income tax withholdings and any other deductions required by law now or hereafter in effect during the term of the Employment Agreement.

          4.    Paragraph 9B of the Employment Agreement is amended and superceded in its entirety as follows:

            B.    In the event the Executive is terminated or resigns at any time during the term hereof, and such termination or resignation is subsequent to a "Change in Control" (as defined below), the Company shall immediately become obligated to pay to the Executive the following amounts:

                (i)  a bonus in the amount of $250,000; and

              (ii)  an amount equal to all salary and other benefits which otherwise would have been payable to the Executive pursuant to this Amendment for the remainder of the term of the Employment Agreement had no termination or resignation of the Executive occurred; and

              (iii)  in addition to the benefits provided under any pension benefit plan and any supplemental pension plan maintained by the Company to which the Executive is entitled, which benefits will be paid as provided under such pension benefit plan and supplemental pension plan, an amount equal to the value of the pension benefits he would have accrued under such pension benefit plan and supplemental pension plan if he had remained in the employ of the Company for the 90 days following the date of termination, and

              (iv)  an amount equal to the value of incentive compensation under the plans and policies then in effect (including, but not limited to the right to participate in all of the Company's profit sharing plans and to receive and exercise stock options and stock appreciation rights and/or sell such options to the Company at the then market price and to receive bonuses and performance awards and similar incentive compensation benefits) to which he would have been entitled under this Agreement if he had remained in the employ of the Company for the 90 days following the date of termination, and

              (v)  an amount equal to the value of the employment benefits, as set forth in Paragraph 7 hereof, to which he would have been entitled under this Agreement if he had remained in the employ of the Company for the remainder of the term as set forth in Paragraph 2 hereof.

    The bonus payable pursuant to section 9B(i) shall be paid to Executive within thirty (30) days of termination or resignation. All other amounts due to Executive pursuant to Paragraph 9B shall be paid to Executive when such amounts otherwise would have been paid to Executive in accordance with this Amendment had no termination or resignation of Executive occurred. Upon any such termination or resignation or Executive in the event of a Change in Control, all amounts due to Executive shall be deemed fully vested and not subject to forfeiture or reduction of any kind or nature and, in the event of the death of Executive, shall be payable to the administrator of Executive's estate or Executive's other personal representative.

          5.    The definition of "Change in Control" contained on p. 5 of section 9B is amended to include the following subsection:

            (v)  any consolidation, merger or share exchange regardless of whether the Company is the surviving Company in which any person or affiliated persons acquires in excess of 20% of the combined voting power of the then outstanding securities of the Company, inclusive of the voting power represented by any outstanding securities of the Company, owned by such person or persons prior to the consummation of such transaction, and regardless of whether such person or persons are deemed to be affiliates or in control of the Company by virtue of their ownership of outstanding securities of the Company, representation on the Company's Board of Directors or otherwise prior to the consummation of such transaction.

          6.    In the event of any inconsistency or discrepancy between the Employment Agreement and this Amendment, the provisions of this Amendment shall govern and control.

          7.    This Amendment shall be governed by, and construed in accordance with, the laws of the state of Maryland without giving effect to conflict of laws principles.

MEDICAL ADVISORY SYSTEMS, INC., A Delaware corporation
By:	/s/ THOMAS M. HALL M.D.		(SEAL)
	Name:	Thomas M. Hall M.D.
	Title:	CEO
	/s/ RONALD W. PICKETT Ronald W. Pickett		(SEAL)

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  Exhibit 10.8
AMENDMENT TO EMPLOYMENT AGREEMENT